UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2011
ARIAD Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21696	22-3106987

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 494-0400
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.
On December 15, 2011, ARIAD Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J. P. Morgan Securities LLC, Cowen and Company, LLC and Jefferies & Company, Inc., as representatives of the several underwriters (the “Underwriters”) named in Schedule 1 of the Underwriting Agreement, related to a public offering of 21,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $10.42 per share less the underwriting discounts and commissions (the “Offering”). Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 3,225,000 shares of Common Stock to cover over-allotments, if any, at the same price. The Offering is expected to close on or about December 20, 2011, subject to the satisfaction of customary closing conditions.
The net proceeds to the Company are expected to be approximately $211.3 million after deducting the underwriting discounts and commissions and estimated expenses associated with the Offering.
The Offering is being made pursuant to a prospectus supplement dated December 15, 2011 and an accompanying prospectus dated December 14, 2011, pursuant to the Company’s automatically effective shelf registration statement on Form S-3 (File No. 333-178489), which was filed with the Securities and Exchange Commission on December 14, 2011.
A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1 and is incorporated herein by reference. The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, and this subsequent information may or may not be fully reflected in the Company’s public disclosures.
A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

ITEM 8.01	Other Events.
On December 15, 2011, the Company issued a press release announcing that it had priced the public offering described in Item 1.01 of this Current Report on Form 8-K. The Company’s press release is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number
1.1
Underwriting Agreement dated December 15, 2011 by and among ARIAD Pharmaceuticals, Inc. and J. P. Morgan Securities LLC, Cowen and Company, LLC and Jefferies & Company, Inc., as representatives of the several underwriters named in Schedule 1 thereto.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).
99.1	Press Release of ARIAD Pharmaceuticals, Inc., dated December 15, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.
	By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Date: December 15, 2011		Executive Vice President, Chief Financial Officer And Treasurer